Exhibit 99.1

TRACON Pharmaceuticals Announces Positive Data from Ongoing Phase 1b/2 Trial of TRC105 in Hepatocellular Carcinoma Patients

Two Partial Responses (25%) by RECIST and Three > 50% Reductions of Alpha Fetoprotein in Eight Evaluable Patients (38%) Treated to Date with Combination of TRC105 and Nexavar®

Data Presented at ASCO 2018 Gastrointestinal Cancers Symposium

San Diego, CA – January 19, 2018 – TRACON Pharmaceuticals (NASDAQ:TCON), a clinical stage biopharmaceutical company focused on the development and commercialization of novel targeted therapeutics for cancer, wet age-related macular degeneration and fibrotic diseases, today announced that positive initial clinical data from its ongoing Phase 1b/2 study of TRC105 and Nexavar® (sorafenib) in patients with advanced hepatocellular carcinoma (HCC) were presented in a poster presentation at the 2018 ASCO Gastrointestinal Cancers Symposium in San Francisco, California.

Initial data from the ongoing open-label, non-randomized study were presented by Dr. Kanwal Raghav from the University of Texas MD Anderson Cancer Center:

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Partial responses by RECIST 1.1 occurred in 2 of 8 (25%) evaluable patients and a reduction of 50% or greater in alpha fetoprotein (AFP) concentration occurred in 3 of 8 (38%) evaluable patients. Reduction in AFP, a tumor marker expressed in patients with HCC, in early treatment may help identify a favorable response to treatment and was observed in both cases of partial response.

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Hybrid dosing consisting of four weekly doses of TRC105 at 10 mg/kg followed by every other week dosing at 15 mg/kg thereafter was tolerable when given with the standard Nexavar dose of 400 mg twice daily.

•	Adverse events typical of each drug did not increase in frequency or severity when the drugs were administered concurrently.
•	The trial is ongoing, with the completion of the enrollment of approximately 33 patients expected by the end of 2018.

“We continue to be encouraged with the safety and activity of TRC105 in combination with Nexavar in patients with HCC, a tumor type with limited treatment options,” said Charles Theuer, M.D., Ph.D., President and CEO of TRACON. “Importantly, the initial data from the current trial are consistent with the 33% partial response rate by RECIST 1.1 reported in the completed Phase 1/2 study published by the National Cancer Institute in 2017. We expect to complete enrollment of the current multicenter study by the end of 2018, and will discuss a potential registration-enabling study of the combination of TRC105 and Nexavar in HCC with regulatory authorities shortly thereafter.”

The poster is available on TRACON’s website at: www.traconpharma.com/publications.php

About Carotuximab (TRC105)

TRC105 is a novel, clinical stage antibody to endoglin, a protein overexpressed on proliferating endothelial cells that is essential for angiogenesis, the process of new blood vessel formation. TRC105 is currently being studied in a pivotal Phase 3 trial in angiosarcoma and multiple Phase 2 clinical trials, in combination

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with VEGF inhibitors. TRC105 has received orphan designation for the treatment of soft tissue sarcoma in both the U.S. and EU. The ophthalmic formulation of TRC105, DE-122, is currently in a randomized Phase 2 trial for patients with wet AMD. For more information about the clinical trials, please visit TRACON’s website at www.traconpharma.com/clinical_trials.php.

About TRACON

TRACON develops targeted therapies for cancer, ophthalmic and fibrotic diseases. The Company’s clinical-stage pipeline includes: TRC105, an endoglin antibody that is being developed for the treatment of multiple cancers; DE-122, the ophthalmic formulation of TRC105 that is being developed in wet AMD through a collaboration with Santen Pharmaceutical Company Ltd.; TRC102, a small molecule being developed for the treatment of lung cancer and glioblastoma; and TRC253, a small molecule being developed for the treatment of prostate cancer. To learn more about TRACON and its product candidates, visit TRACON's website at www.traconpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding TRACON’s plans and timing with respect to on-going clinical trials, and other development plans and potential benefits of TRACON’s product candidates. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and actual results may differ materially from those in these forward-looking statements as a result of various factors. These factors include, but are not limited to, the fact that initial clinical trial results or results from prior studies may not be consistent with subsequent results, TRACON’s and others’ ability to identify and enroll patients in on-going and planned clinical trials, potential delays in completing on-going clinical trials, whether TRACON’s product candidates will be shown to be safe and effective in subsequent studies, and TRACON’s and others’ ability and willingness to fund additional clinical development of TRACON’s product candidates. For a further description of these and other risks facing TRACON, please see the risk factors described in TRACON’s filings with the United States Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in those filings. Forward-looking statements speak only as of the date of this press release and TRACON undertakes no obligation to update or revise these statements, except as may be required by law.

Company Contact:	Investor Contact:
Casey Logan	Andrew McDonald
Chief Business Officer	LifeSci Advisors LLC
(858) 550‐0780 ext. 236	646-597-6987
clogan@traconpharma.com	Andrew@lifesciadvisors.com